EXHIBIT 99.1


THE PHOENIX COMPANIES, INC.                   N  E  W  S     R  E  L  E  A S E

One American Row
PO Box 5056
Hartford CT 06102-5056
PhoenixWealthManagement.com
---------------------------


FOR IMMEDIATE RELEASE

CONTACTS:     MEDIA RELATIONS        INVESTOR RELATIONS
              ---------------        ------------------
              ALICE S. ERICSON       PETER A. HOFMANN
              860-403-5946           860-403-7100

       PHOENIX REPORTS FOURTH QUARTER AND FULL-YEAR 2003 RESULTS;
        o  NET INCOME FROM CONTINUING OPERATIONS OF $29.5 MILLION;
        o  RECORD YEAR FOR WHOLESALED LIFE INSURANCE SALES

    HARTFORD, CONN., FEBRUARY 9, 2004 -The Phoenix Companies, Inc. (NYSE: PNX) today reported fourth quarter 2003 net income from continuing operations of $29.5 million, or $0.30 per diluted share, before the cumulative effect of an accounting change. This result compares with a $14.2 million loss, or a $0.15 loss per share, in the prior year's fourth quarter.

    The company also reported a fourth quarter 2003 net loss of $3.0 million, or $0.03 per share, compared with a net loss of $14.5 million, or a $0.15 loss per share, in the 2002 fourth quarter. The 2003 quarter includes a non-cash, after-tax charge of $31.6 million, or $0.32 per diluted share, related to the adoption of a new accounting standard for variable interest entities, FIN 46-R.

    In the 2003 fourth quarter, total segment income rose to $16.3 million, or $0.16 per diluted share, from $11.7 million, or $0.12 per share, in the prior year's fourth quarter, a 39 percent increase.

EARNINGS SUMMARY                                                                  THE YEAR ENDED
(in millions)                                              FOURTH QUARTER           DECEMBER 31,
                                                          2003        2002        2003        2002
                                                       ----------  ----------  ----------  ----------
Total Segment Income (Loss)(1)                           $16.3       $11.7       $57.3       $(60.4)
Net Income (Loss) From Continuing Operations
 Before Cumulative Effect of Change in Accounting         29.5       (14.2)       (1.7)      (114.4)
Net Loss                                                  (3.0)      (14.5)      (35.4)      (246.0)

(1) Total segment income is a non-GAAP financial measure. A reconciliation of non-GAAP financial measures to GAAP is provided in the tables at the end of this release.

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


The Phoenix Companies, Inc ... 2


    For the full year 2003, the company made substantial improvements to both total segment and net income.
    Phoenix had a full-year 2003 net loss from continuing operations of $1.7 million, or a $0.02 loss per share, before the cumulative effect of the change in accounting, compared with a $114.4 million loss, or $1.17 loss per share, in 2002. The 2003 result includes a $4.0 million after-tax realized loss on the company's Enfield, Connecticut, office facility.
    The company reported a full-year 2003 net loss of $35.4 million, or a $0.38 loss per share, compared with a full-year 2002 net loss of $246.0 million, or a $2.51 loss per share. The 2003 result includes the $31.6 million non-cash charge for FIN 46-R and a $55.0 million second quarter non-cash, after-tax write-down of the company's investment in Aberdeen Asset Management. The 2002 result includes a $130.3 million non-cash, after-tax charge related to the adoption of an accounting change for goodwill and intangibles and a non-cash, after-tax goodwill charge of $62.3 million.
    Full-year 2003 total segment income was $57.3 million, or $0.59 per diluted share, a turnaround from a loss of $60.4 million, or a $0.62 loss per share, in 2002. The 2002 result includes the $62.3 million after-tax goodwill charge in the Asset Management segment.
    "Our turnaround is evident in both our fourth quarter and full-year results," said Dona D. Young, chairman, president and chief executive officer. "Compared with 2002's fourth quarter, total segment income is up 39 percent, and income from our two operating segments is up 31 percent after steadily rising for the past three quarters. Before the cumulative effects of accounting changes, net income from continuing operations improved substantially, almost breaking even in 2003."
    Mrs. Young said, "Throughout 2003 we continued to build on our core strengths and take advantage of our leadership position in our target, high-net-worth market. In the fourth quarter, we set new records for total wholesaled life sales, at $78 million, and average face amount, at $1.1 million, and we achieved margin improvement in our asset management business from expense reductions. For the full year, we set another record for wholesaled life sales, at $199 million, as well as a record for private placement deposits, at $544 million. We also strengthened our life insurance company's capital position by monetizing $238 million in non-strategic assets and redeploying the capital to current income-producing investments."
    She added, "Our disciplined expense management and strong life product fundamentals, as well as the improved market environment, all contributed to the positive results. In 2004, we will continue to execute our strategic plan with an even greater focus on operating efficiency, product quality and innovation to deliver top and bottom line growth."

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

The Phoenix Companies, Inc ... 3


    Phoenix recently signed an agreement to sell its Enfield, Connecticut, office facility and recorded a $4.0 million after-tax realized loss in the fourth quarter in anticipation of a second quarter 2004 closing. The decision to sell was part of the company's comprehensive facilities plan that includes moving all Connecticut operations to Hartford. The plan is a key component of the company's overall expense reduction initiative and represents a recommitment to the city of Hartford. The closing is expected to occur significantly earlier than planned.

HIGHLIGHTS FOR THE FOURTH QUARTER AND FULL YEAR
    During the quarter, Phoenix continued its disciplined execution on key 2003 priorities and saw the cumulative effect of its actions by year end.
o Intensify focus on core businesses: Continued to exit unprofitable and non-core businesses in the fourth quarter, closing the Hollister division of Asset Management and announcing the sale of Phoenix
    National Trust. Earlier in the year, the company exited other non-core activities, such as international operations, while investing in core businesses such as Philadelphia Financial Group, now a wholly owned private placement insurance subsidiary. These actions contributed to steady growth in income from core operating segments (Life and Annuity and Asset Management), with fourth quarter results 31 percent higher than the 2002 fourth quarter.
o Lower expenses permanently: Took further expense reduction actions in the fourth quarter, focusing on consolidating duplicative functions, exiting non-core products and initiatives, and reducing overhead. In
    2003, Phoenix took action to achieve annualized savings of $59.5 million, before offsets, exceeding its previously announced $55 million target.
o   Enhance capital and resource allocation: Sold equity positions in two
    GE life insurance subsidiaries and PXRE Group, Ltd. for net realized gains of $23.6 million, and closed on a new $150 million bank credit facility. Including the GE and PXRE transactions, the company sold non-strategic assets for proceeds of more than $238 million in 2003 and maintained risk-based-capital above the company's 300 percent target.
o Build a performance culture: Continued implementing programs to enhance efficiency and provide incentives for employees to work toward corporate goals. During the year, the company redesigned its compensation plans to align company, department and individual goals with drivers of shareholder value.

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

The Phoenix Companies, Inc ... 4


SEGMENT RESULTS
    Phoenix has two operating segments, "Life and Annuity" and "Asset Management," and two reporting segments, "Venture Capital" and "Corporate and Other." The Corporate and Other segment includes unallocated capital, interest expense and other expenses, and certain businesses not of sufficient scale to report independently.

SEGMENT INCOME                                                                                      FOR THE YEAR ENDED
(in millions)                                                        FOURTH QUARTER                    DECEMBER 31,
                                                                   2003             2002           2003             2002
                                                              --------------    ------------    -----------     ------------
Life Insurance                                                     $26.4             $29.7         $103.5          $101.0
Annuities                                                            2.2              (5.0)          (4.1)          (20.7)
                                                              --------------    ------------    -----------     ------------
Life and Annuity Segment                                            28.6              24.7           99.4            80.3
Asset Management Segment                                             5.9               1.6           (8.7)          (69.9)
                                                              --------------    ------------    -----------     ------------
OPERATING SEGMENT INCOME                                            34.5              26.3           90.7            10.4
Venture Capital Segment                                              1.3              (2.3)          36.2           (59.3)
Corporate and Other Segment                                        (13.4)            (15.8)         (47.8)          (40.0)
                                                              --------------    ------------    -----------     ------------
Total Segment Income (Loss), Before Income Taxes                    22.4               8.2           79.1           (88.9)
Applicable Income Taxes (Benefit)                                    6.1              (3.5)          21.8           (28.5)
                                                              --------------    ------------    -----------     ------------
TOTAL SEGMENT INCOME (LOSS)                                        $16.3             $11.7          $57.3          $(60.4)
                                                              ==============    ============    ===========     ============

LIFE AND ANNUITY
    This segment had pre-tax income of $28.6 million in the fourth quarter of 2003, a 16 percent increase from the $24.7 million in the prior year's fourth quarter. The increase reflects positive income in annuities, versus a year-ago loss. In life insurance, mortality and investment margins remained strong. In addition, growing wholesaled life insurance sales and favorable persistency contributed to a 9 percent increase in permanent insurance in-force. The life insurance business had fourth quarter pre-tax income of $26.4 million, compared with $29.7 million in the prior year's fourth quarter, reflecting modestly lower earnings on participating products and a reinsurance accrual. The annuity business had fourth quarter pre-tax income of $2.2 million, a significant improvement from the $5.0 million loss in the fourth quarter of 2002, reflecting higher fees, widening spreads and a decrease in minimum death benefits on variable annuities.
    For the full year 2003, this segment had pre-tax income of $99.4 million, a 24 percent increase from $80.3 million for 2002. Life insurance pre-tax income rose to $103.5 million in 2003, compared with $101.0 million in 2002. Annuities had a pre-tax loss of $4.1 million for full-year 2003, compared with a $20.7 million loss in 2002. The improvements in these businesses were due primarily to higher insurance and investment margins and lower expenses. The higher insurance margins reflect a growing insurance in-force, lower minimum guaranteed death benefits on variable annuities, and favorable mortality and persistency. The higher investment margin reflects higher fees and increased assets under management.
    Phoenix's closed block, which was established for its participating, dividend-paying policies and contracts when the company demutualized, continued to perform favorably in 2003. As a result, as

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

The Phoenix Companies, Inc ... 5


previously announced, the company is maintaining its 2003 policy dividend scale for 2004 and will pay its closed block policyholders approximately $407 million in 2004, a record amount for the company.
    Total wholesaled life sales were a record $78.4 million in the 2003 fourth quarter, a 33 percent increase from the prior year's fourth quarter. Full-year 2003 total wholesaled life sales were $199.2 million, another company record and a 14 percent increase from 2002. Wholesaled sales include all business except private placements.
    Average face amount for wholesaled life policies reached $1.1 million in the fourth quarter, an all-time high and a 15 percent increase from the $954,000 average in the prior year's fourth quarter. For 2003, average wholesaled face amounts rose 13 percent to $997,000 from $880,000 in 2002. These increases reflect the company's presence in its target high-net-worth market, as did increases in total survivorship life sales. Wholesaled survivorship life sales reached $19.5 million in the fourth quarter of 2003, the highest level in three years.
    Wholesaled annuity deposits in the fourth quarter of 2003 were $153.9 million, compared with $208.3 million in the prior year's fourth quarter. Deposits in 2003 were $1.0 billion, compared with $2.1 billion in 2002. The decreases reflect the company's October 2003 strategic decisions to discontinue sales of deferred fixed annuities and to focus annuity wholesaling on selected distribution relationships, as well as its decision to discontinue one of its variable annuity products during 2002.
    Total private placement life and annuity deposits were $544.4 million in 2003, a record for the company and a 49 percent increase from $365.1 million in 2002. While deposits from private placement sales can vary widely from quarter to quarter because they involve fewer, but significantly larger cases, these annual results reflect strong penetration in the highest end of the high-net-worth market. Total private placement assets under management were $1.5 billion at year-end 2003, up from $864.7 million on December 31, 2002.

ASSET MANAGEMENT
    This segment reported pre-tax income of $5.9 million in the fourth quarter of 2003, compared with $1.6 million in the prior year's fourth quarter. Earnings benefited from positive market performance and resulting higher revenues. Revenues also included annual performance fees and previously deferred subordinated fees on several structured financial products. In addition, income benefited from expense reduction initiatives.

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

The Phoenix Companies, Inc ... 6


    For full-year 2003, the segment reported a pre-tax loss of $8.7 million, compared with a $69.9 million loss in 2002. The improvement reflected higher revenues resulting from positive market performance, as well as a higher operating margin resulting from continued expense control. The 2002 result includes a pre-tax goodwill charge of $66.3 million.
    Assets under management for the segment on December 31, 2003 were $59.2 billion, including $12.9 billion related to the life insurance company's general account, up from $54.0 billion on December 31, 2002.
    Net flows were negative $678.0 million in the fourth quarter of 2003, which included $300 million in outflows resulting from the company's decision to close its Hollister Investment Management division. Net flows were negative $73.6 million in the prior year's fourth quarter. Full-year net flows were negative $1.3 billion, compared with positive $184.1 million in 2002. The quarterly and annual results were driven by reduced flows in managed accounts and institutional products, partially offset by improvements in mutual fund flows.
    Total inflows were $1.8 billion in the fourth quarter of 2003, which equaled the results in the prior year's fourth quarter. Total outflows were $2.4 billion in the fourth quarter of 2003, including the $300 million from the Hollister closing, compared with $1.9 billion in the prior year's fourth quarter. Full-year 2003 total inflows were $7.0 billion, compared with $10.1 billion for 2002. Total outflows in 2003 were $8.4 billion, compared with $10.0 billion in 2002.

VENTURE CAPITAL SEGMENT
    The Venture Capital segment, which excludes venture capital investments held by Phoenix Life Insurance Company's closed block, had pre-tax income of $1.3 million in the fourth quarter, compared with a $2.3 million loss in the prior year's fourth quarter. For full-year 2003, the segment had $36.2 million in pre-tax income, compared with a $59.3 million loss for full-year 2002. This year's venture capital segment results were due to improving conditions in the private equity markets, while the prior year's loss reflected the weak equity markets. The company's accounting methodology makes downward adjustments based on public market indices, but limits upward adjustments to the amounts previously reported by the partnerships. Accordingly, Phoenix records losses in down markets but does not record gains until they are reported by the partnerships.

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

The Phoenix Companies, Inc ... 7


CORPORATE AND OTHER
    The Corporate and Other segment had a pre-tax loss of $13.4 million in the fourth quarter, compared with a $15.8 million loss in the prior year's fourth quarter. For full-year 2003, this segment had a $47.8 million pre-tax loss, compared with a $40.0 million loss for full-year 2002. The 2003 periods reflect higher interest expense due to the December 2002 issuance of equity units, $8.2 million for the full year, and higher corporate expense related to the November 2002 issuance of Hilb, Rogal and Hamilton Company stock purchase contract payments, $8.2 million for the full year. These increases were partially offset by higher investment income and lower operating expenses.

INVESTMENT PORTFOLIO
    The company reported net realized investment gains related to debt and equity securities of $17.4 million for the fourth quarter of 2003, compared with net realized losses of $22.7 million in the prior year's fourth quarter. The current quarter includes net realized gains of $23.6 million from the sale of interests in two General Electric life insurance subsidiaries and PXRE Group, Ltd. Pre-tax bond impairments in the fourth quarter totaled $21.6 million, compared with $42.2 million in the prior year's fourth quarter, reflecting the substantially improved credit environment. Gross unrealized losses in the debt securities portfolio improved to $102.0 million at December 31, 2003, compared with $175.3 million at December 31, 2002, a result of improving credit market conditions and the favorable effect on portfolio valuations.
    For full-year 2003, the company reported net realized investment losses of $51.8 million, compared with net realized losses of $39.3 million in 2002. The 2003 result includes a $55.0 million non-cash write-down of the company's investment in Aberdeen Asset Management.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE
    Fourth quarter and full-year 2003 net income includes two non-cash charges, $31.6 million to earnings and $45.7 million to other comprehensive income, related to our adoption of FIN 46-R, Consolidation of Variable Interest Entities. This new accounting standard, issued on December 24, 2003, changed our method of accounting for three non-recourse collateralized debt obligation (CDO) pools managed by Phoenix. The $31.6 million charge to earnings and the $45.7 million charge to other comprehensive income relate to the other-than-temporary impairment and unrealized losses, respectively, of fixed income securities pledged as collateral for these CDOs. It is important to point out, however, that since the CDOs are non-recourse to Phoenix, it is third-party investors, not Phoenix, who bear the ultimate risk of loss from the additional securities consolidated under FIN 46-R. Accordingly, Phoenix will record gains when the CDOs mature or are otherwise liquidated.

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

The Phoenix Companies, Inc ... 8


CONFERENCE CALL
    The Phoenix Companies, Inc. will host a conference call today at 11:00 a.m. Eastern time to discuss with the investment community Phoenix's fourth quarter and full-year financial results. The conference call will be broadcast live over the Internet at www.PhoenixWealthManagement.com in the Investor Relations section. To listen to the live call, please go to the Web site at least fifteen minutes prior to register, download and install any necessary audio software. The call can also be accessed by telephone at 1-973-321-1020. A replay of the call will be available through February 24, 2004 by telephone at 1-973-341-3080 (passcode 4408625) and on Phoenix's Web site, www.PhoenixWealthManagement.com in the Investor Relations section.
    The Phoenix Companies, Inc. is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and asset management products and services. Phoenix has corporate offices in Hartford, Connecticut.

FORWARD-LOOKING STATEMENT
    This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company intends these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These include statements relating to trends in, or representing management's beliefs about, the company's future strategies, operations and financial results, as well as other statements including words such as "anticipate", "believe," "plan," "estimate," "expect," "intend," "may," "should" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning trends and future developments and their potential effects on the company. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: (i) changes in general economic conditions, including changes in interest and currency exchange rates and the performance of financial markets; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products and services by new and existing competitors; (iii) the company's primary reliance, as a holding company, on dividends and other payments from its subsidiaries to meet debt payment obligations, particularly since the company's insurance subsidiaries' ability to pay dividends is subject to regulatory restrictions; (iv) regulatory, accounting or tax changes that may affect the cost of, or demand for, the products or services of the company's subsidiaries; (v) downgrades in financial strength ratings of the company's insurance subsidiaries or in the company's credit ratings; (vi) discrepancies between actual claims experience and

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

The Phoenix Companies, Inc ... 9


assumptions used in setting prices for the products of insurance subsidiaries and establishing the liabilities of such subsidiaries for future policy benefits and claims relating to such products; (vii) movements in the equity markets that affect our investment results, including those from venture capital, the fees we earn from assets under management and the demand for our variable products;
(viii) the company's continued success in achieving planned expense reductions; and (ix) other risks and uncertainties described in any of the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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

The Phoenix Companies, Inc ... 10


FINANCIAL HIGHLIGHTS
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
(UNAUDITED)

                                                                       THREE MONTHS                    TWELVE MONTHS
                                                              -----------------------------     ---------------------------
                                                                  2003             2002             2003           2002
                                                              ------------     ------------     -----------     -----------

INCOME STATEMENT SUMMARY ($ IN MILLIONS)

Revenues                                                       $    698.5       $    611.4       $ 2,564.6       $ 2,451.6

Total Segment Income (Loss) (1)                                      16.3             11.7            57.3           (60.4)

Net Income (Loss) From Continuing Operations Before
  Cumulative Effect of Accounting Changes                            29.5            (14.2)           (1.7)         (114.4)

Net Loss                                                       $     (3.0)      $    (14.5)      $   (35.4)      $  (246.0)

---------------------------------------------------

EARNINGS PER SHARE

Weighted Average Shares Outstanding (in thousands)
  Basic                                                            94,398           94,152          94,218          97,854
  Diluted (2)                                                      99,788           94,152          96,559          97,854
                                                              ============     ============     ===========     ===========

Total Segment Income (Loss) Per Share
  Basic                                                        $     0.17       $     0.12       $    0.61       $   (0.62)
  Diluted                                                      $     0.16       $     0.12       $    0.59       $   (0.62)
                                                              ============     ============     ===========     ===========

Net Income (Loss) From Continuing Operations Before
 Cumulative Effect of Accounting Changes Per Share
  Basic                                                        $     0.31       $    (0.15)      $   (0.02)      $   (1.17)
  Diluted (2)                                                  $     0.30       $    (0.15)      $   (0.02)      $   (1.17)
                                                              ============     ============     ===========     ===========

Net Income (Loss) Per Share
  Basic                                                        $    (0.03)      $    (0.15)      $   (0.38)      $   (2.51)
  Diluted (2)                                                  $    (0.03)      $    (0.15)      $   (0.38)      $   (2.51)
                                                              ============     ============     ===========     ===========

---------------------------------------------------

BALANCE SHEET SUMMARY                                           DECEMBER         DECEMBER
 ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)                 2003             2002
                                                              ------------     ------------

Invested Assets                                                $ 17,178.8       $ 16,760.8
Separate Account Assets                                           6,083.2          4,371.2
Total Assets                                                     27,559.1         25,235.9
Indebtedness                                                        639.0            644.3
Total Stockholders' Equity                                        1,947.8          2,031.7

Common Shares outstanding (in thousands)                           94,446           94,045
                                                              ------------     ------------

Book Value Per Share                                           $    20.62       $    21.60
Book Value Per Share, excluding SFAS 115 and FIN 46-R               20.39            20.60

Assets Under Management                                        $ 70,401.1       $ 63,804.1


(1) In addition to net income presented in accordance with Generally Accepted Accounting Principles ("GAAP"), Phoenix considers total segment income in evaluating its financial performance. A reconciliation of these measures is provided at the end of this release. Total segment income is an internal performance measure used by Phoenix in the management of its operations, including its compensation plans and planning processes. In addition, management believes that segment income provides additional insight into the underlying trends in Phoenix's operations.

      Total segment income represents income from continuing operations (which is a GAAP measure) before realized investment gains and losses and certain other items.

      * Net realized investment gains and losses are excluded from total segment income because their size and timing are frequently subject to our discretion.

      * Certain other items are excluded from total segment income because we believe they are not indicative of overall operating trends and are items that management believes are infrequent and material and which result from a business restructuring, a change in regulatory requirements, or other unusual circumstances.

      Because certain of these items are excluded based on our discretion and involve judgments by management, inconsistencies in their determination may exist and total segment income may differ from similarly titled measures of other companies.

(2) For the twelve months ended December 31, 2003, the weighted average common and equivalent shares outstanding was 96,559 thousand. These shares were used to calculate diluted total segment income per share, but not for net loss per share, because they would have been anti-dilutive.

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

The Phoenix Companies, Inc ... 11


CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2003 (PRELIMINARY) AND DECEMBER 31, 2002
(in millions, except share data)

                                                                                    2003                  2002
                                                                               ------------           ------------
ASSETS:
Available-for-sale debt securities, at fair value                               $ 13,293.0             $ 11,889.5
Equity securities, at fair value                                                     312.0                  390.9
Mortgage loans, at unpaid principal balances                                         284.1                  468.8
Venture capital partnerships, at equity in net assets                                234.9                  228.6
Affiliate equity securities, at cost plus equity in undistributed earnings            47.5                  134.7
Policy loans, at unpaid principal balances                                         2,227.8                2,195.9
Other investments                                                                    403.6                  398.9
                                                                               ------------           ------------
Total general account investments                                                 16,802.9               15,707.3
Available-for-sale investments pledged as collateral, at fair value                1,417.0                1,421.9
                                                                               ------------           ------------
Total investments                                                                 18,219.9               17,129.2
Cash and cash equivalents                                                            375.9                1,053.5
Accrued investment income                                                            222.3                  192.3
Receivables                                                                          224.9                  217.4
Deferred policy acquisition costs                                                  1,367.7                1,234.1
Deferred income taxes                                                                 58.6                   41.4
Intangible assets with definite lives                                                265.2                  291.7
Goodwill and other indefinite-lived intangible assets                                493.2                  456.0
Other general account assets                                                         248.2                  249.1
Separate account assets                                                            6,083.2                4,371.2
                                                                               ------------           ------------
TOTAL ASSETS                                                                    $ 27,559.1             $ 25,235.9
                                                                               ============           ============

LIABILITIES:
Policy liabilities and accruals                                                 $ 13,088.6             $ 12,680.0
Policyholder deposit funds                                                         3,642.7                3,395.7
Stock purchase contracts                                                             128.8                  137.6
Indebtedness                                                                         639.0                  644.3
Other general account liabilities                                                    525.6                  542.7
Non-recourse collateralized debt obligation liabilities                            1,472.0                1,421.9
Separate account liabilities                                                       6,083.2                4,371.2
                                                                               ------------           ------------
TOTAL LIABILITIES                                                                 25,579.9               23,193.4
                                                                               ------------           ------------

MINORITY INTEREST:
MINORITY INTEREST IN NET ASSETS OF SUBSIDIARIES                                       31.4                   10.8
                                                                               ------------           ------------

STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value, 106,376,363 and
     106,374,510 shares issued                                                         1.0                    1.0
Additional paid-in capital                                                         2,429.0                2,424.4
Deferred compensation on restricted stock units                                       (3.6)                     -
Accumulated deficit                                                                 (343.1)                (292.6)
Accumulated other comprehensive income                                                54.1                   94.6
Treasury stock, at cost: 11,930,647 and 12,330,000 shares                           (189.6)                (195.7)
                                                                               ------------           ------------
TOTAL STOCKHOLDERS' EQUITY                                                         1,947.8                2,031.7
                                                                               ------------           ------------
TOTAL LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY                   $ 27,559.1             $ 25,235.9
                                                                               ============           ============

Certain reclassifications have been made to the 2002 financial statements to conform with the 2003 presentation.

                                     -MORE-

The Phoenix Companies, Inc ... 12


CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
(in millions)

                                                                          THREE MONTHS                         TWELVE MONTHS
                                                                  --------------------------          ------------------------------
                                                                     2003            2002                  2003              2002
                                                                  ----------      ----------          ------------      ------------
REVENUES:
Premiums                                                           $  260.7        $  268.1            $  1,042.2        $  1,082.0
Insurance and investment product fees                                 158.4           137.4                 568.0             562.3
Investment income, net of expenses                                    258.0           239.4               1,052.5             914.9
Net realized investment gains (losses)                                 21.4           (33.5)                (98.1)           (107.6)
                                                                  ----------      ----------          ------------      ------------
TOTAL REVENUES                                                        698.5           611.4               2,564.6           2,451.6
                                                                  ----------      ----------          ------------      ------------

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends                     365.8           365.4               1,454.0           1,436.1
Policyholder dividends                                                108.6           107.4                 418.8             401.8
Policy acquisition cost amortization                                   17.5            17.6                  94.1              59.2
Intangible asset impairments                                              -               -                     -              66.3
Intangible asset amortization                                           8.3             7.7                  33.2              32.5
Interest expense                                                       10.1             8.3                  39.6              31.4
Other operating expenses                                              142.0           132.3                 532.7             582.5
                                                                  ----------      ----------          ------------      ------------
TOTAL BENEFITS AND EXPENSES                                           652.3           638.7               2,572.4           2,609.8
                                                                  ----------      ----------          ------------      ------------

Income (loss) from continuing operations before
  income taxes and minority interest                                   46.2           (27.3)                 (7.8)           (158.2)
Applicable income taxes (benefit)                                      12.3           (16.3)                (18.5)            (56.2)
                                                                  ----------      ----------          ------------      ------------
Income (loss) from continuing operations before
  minority interest                                                    33.9           (11.0)                 10.7            (102.0)
Minority interest in net income of subsidiaries                         4.4             3.2                  12.4              12.4
                                                                  ----------      ----------          ------------      ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                               29.5           (14.2)                 (1.7)           (114.4)
Loss from discontinued operations (1)                                  (0.9)           (0.3)                 (2.1)             (1.3)
                                                                  ----------      ----------          ------------      ------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES                                                   28.6           (14.5)                 (3.8)           (115.7)
Cumulative effect of accounting changes:
Consolidation of variable interest entities                           (31.6)              -                 (31.6)                -
Goodwill and other intangible assets                                      -               -                     -            (130.3)
                                                                  ----------      ----------          ------------      ------------
NET LOSS                                                           $   (3.0)       $  (14.5)           $    (35.4)       $   (246.0)
                                                                  ==========      ==========          ============      ============

(1) Trust Operations were discontinued in the fourth quarter of 2003. Prior period results have been restated.

Certain other reclassifications have been made to the 2002 financial statements to conform with the 2003 presentation.

                                     -MORE-

The Phoenix Companies, Inc ... 13


RECONCILIATION OF INCOME MEASURES (UNAUDITED)
THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
(in millions)

                                                                   THREE MONTHS                     TWELVE MONTHS
                                                             ------------------------        ---------------------------
                                                              2003             2002            2003              2002
                                                             -------        ---------        ---------        ----------
SEGMENT INCOME

Life insurance (1)                                           $ 26.4          $  29.7          $ 103.5          $  101.0
Annuities                                                       2.2             (5.0)            (4.1)            (20.7)
                                                             -------        ---------        ---------        ----------
Life and annuity segment                                       28.6             24.7             99.4              80.3
Asset management segment                                        5.9              1.6             (8.7)            (69.9)
Venture capital segment                                         1.3             (2.3)            36.2             (59.3)
Corporate and other segment                                   (13.4)           (15.8)           (47.8)            (40.0)
                                                             -------        ---------        ---------        ----------
Total segment income (loss), before income taxes               22.4              8.2             79.1             (88.9)
Applicable income taxes (benefit)                               6.1             (3.5)            21.8             (28.5)
                                                             -------        ---------        ---------        ----------
TOTAL SEGMENT INCOME (LOSS)                                    16.3             11.7             57.3             (60.4)

Realized investment gains (losses), after income taxes
  and other offsets                                            17.4            (22.7)           (51.8)            (39.3)
Loss from discontinued operations (1)                          (0.9)            (0.3)            (2.1)             (1.3)
Restructuring charges                                          (4.2)            (3.1)            (8.5)            (28.5)
Deferred policy acquisition cost adjustment                       -                -                -              15.1
Other income (loss)                                               -             (0.1)             1.3              (1.3)
                                                             -------        ---------        ---------        ----------
NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGES                                        28.6            (14.5)            (3.8)           (115.7)
Cumulative effect of accounting changes:
Consolidation of variable interest entities                   (31.6)                            (31.6)
Goodwill and other intangible assets                                                                             (130.3)
                                                             -------        ---------        ---------        ----------
NET LOSS                                                     $ (3.0)         $ (14.5)         $ (35.4)         $ (246.0)
                                                             =======        =========        =========        ==========

(1) Trust Operations were discontinued in the fourth quarter of 2003. Prior period results have been restated.

Note: For additional information, see our financial supplement at PhoenixWealthManagement.com.

                                      ###